Exhibit 99.1

Nine Energy Service Announces Fourth Quarter and Full Year 2022 Results

•	Full year 2022 revenue, net income and adjusted EBITDAA of $593.4 million, $14.4 million and $93.7 million, respectively

•	For the full year 2022 the Company generated ROICB of 16.3%

•	Revenue, net income and adjusted EBITDA of $166.7 million, $8.0 million and $30.0 million, respectively, for the fourth quarter of 2022

HOUSTON – Nine Energy Service, Inc. (“Nine” or the “Company”) (NYSE: NINE) reported fourth quarter 2022 revenues of $166.7 million, net income of $8.0 million, or $0.24 per diluted share and $0.26 per basic share, and adjusted EBITDA of $30.0 million. The Company had provided original fourth quarter 2022 revenue guidance between $160.0 and $170.0 million, with actual results falling within the provided range.

“2022 was a strong year for the oilfield services space, and Nine was able to capitalize on an improving market,” said Ann Fox, President and Chief Executive Officer, Nine Energy Service. “Price increases across our service lines, as well as increased volumes within completion tools, enabled us to drive strong incremental margins throughout the year. Year-over-year, we increased our revenue by approximately 70%, net income by over 5 times and adjusted EBITDA by over 17 times. This is solid growth, especially when considering the simultaneous navigation of inflationary pressures, labor constraints and new hire employee turnover.”

“I am also very pleased with our team’s disciplined approach to managing liquidity and de-levering throughout the year, contributing to the successful execution of our refinancing in January. The new capital structure allows for more optionality to unlock equity value and we intend to continue to use any free cash flowC to de-lever moving forward.”

“Our operational team continued to perform very well in 2022, growing our U.S. market share of percentage of stages completed from approximately 18% in 2021 to approximately 20% in 2022. In cementing, we grew our market share of rigs followed within the basins we operate from approximately 17% in 2021 to approximately 19% in 2022. The cementing division increased the total number of jobs completed by approximately 50% year over year, while also increasing the average price per job by over 30%. We remain extremely happy with the performance of our dissolvable plug, increasing the total number of Stinger Dissolvable units sold by approximately 42% year-over-year.”

“Nine has made a substantial commitment to ESG through the development of internal policies, procedures, and data collection, as well as investment in new technologies that help our customers reduce their GHG emissions. We have also made it a priority to invest in technologies that both drive profitability for Nine and reduce emissions. In 2022, we converted 2 hydraulic wireline units to electric, and have made a commitment to convert 4 more wireline units in 2023. I also want to recognize the incredible employees who have led Nine through so many ups and downs, always keeping the reputation, service quality and integrity of the Company intact. Once again, we ended the year with an excellent safety score, with a Total Recordable Incident Rate of 0.41.”

“In 2023 we anticipate total U.S. E&P capex to increase by double digits over 2022 and that operators will need to drill more wells to keep production flat. Oilfield service equipment and labor availability remain constrained, and similar to the upstream sector our sector is adopting capital discipline. This cycle may prove to be more sustainable due to the changes in both access to capital and the more disciplined deployment of it.”

“Q1 activity levels thus far are down compared to Q4, with the U.S. rig count declining by 30 rigs since the end of 2022. Additionally, Nine lost between 1-5 days of operations, depending on the service line, to inclement weather requiring us to carry the cost of labor with no matching revenues. As a result of this, we expect Q1 revenue to be slightly down sequentially to Q4.”

“Nine is well positioned to take advantage of this sustained cycle with both geographic and service line diversity, as well as more differentiated service lines with domestic and international pathways to growth. Management believes maintaining a strong balance sheet is critical and generating free cash flow and de-levering will continue to be one of Nine’s top priorities.”

Operating Results

For the year ended December 31, 2022, the Company reported revenues of $593.4 million, net income of $14.4 million, or $0.45 per diluted share and $0.47 per basic share, and adjusted EBITDA of $93.7 million. For the full year 2022, the Company reported gross profit of $97.9 million, as compared to gross loss of $1.6 million in 2021, and adjusted gross profitD of $136.3 million, an increase of 229% year over year. For the year ended December 31, 2022, the Company generated ROIC of 16.3%.

During the fourth quarter of 2022, the Company reported revenues of $166.7 million, gross profit of $30.5 million and adjusted gross profit of $40.1 million. During the fourth quarter, the Company generated ROIC of 24.2%.

During the fourth quarter of 2022, the Company reported general and administrative expense of $13.9 million. Depreciation and amortization expense in the fourth quarter of 2022 was $10.1 million.

The Company recognized an income tax provision of approximately $0.5 million for the year, resulting in an effective tax rate of 3.7% for 2022. Our tax provision for 2022 is primarily the result of our tax position in state and foreign tax jurisdictions.

Liquidity and Capital Expenditures

For the year ended December 31, 2022, the Company reported net cash provided by operating activities of $16.7 million. For the year ended December 31, 2022, the Company reported total capital expenditures of $32.3 million, which fell slightly above management’s original full year 2022 guidance of $20-$30 million.

As of December 31, 2022, Nine’s cash and cash equivalents were $17.4 million, and the Company had $66.6 million of availability under the revolving credit facility, resulting in a total liquidity position of $84.0 million as of December 31, 2022. On December 31, 2022, the Company had $32.0 million of borrowings under the revolving credit facility. On January 27, 2023, the Company borrowed an additional $40.0 million under the revolving credit facility to pay for a portion of the redemption price of the 8.750% Senior Notes due 2023 and to pay for fees and expenses related to the units offering.

ABCDSee end of press release for definitions of these non-GAAP measures. These measures are intended to provide additional information only and should not be considered as alternatives to, or more meaningful than, net income (loss), gross profit, net cash provided by operating activities or any other measure determined in accordance with GAAP. Certain items excluded from these measures are significant components in understanding and assessing a company’s financial performance or liquidity, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets. Our computation of these measures may not be comparable to other similarly titled measures of other companies.

Conference Call Information

The call is scheduled for Wednesday, March 8, 2023, at 9:00 am Central Time. Participants may join the live conference call by dialing U.S. (Toll Free): (877) 524-8416 or International: (412) 902-1028 and asking for the “Nine Energy Service Earnings Call”. Participants are encouraged to dial into the conference call ten to fifteen minutes before the scheduled start time to avoid any delays entering the earnings call.

For those who cannot listen to the live call, a telephonic replay of the call will be available through March 22, 2023 and may be accessed by dialing U.S. (Toll Free): (877) 660-6853 or International: (201) 612-7415 and entering the passcode of 13735415.

About Nine Energy Service

Nine Energy Service is an oilfield services company that offers completion solutions within North America and abroad. The Company brings years of experience with a deep commitment to serving clients with smarter, customized solutions and world-class resources that drive efficiencies. Serving the global oil and gas industry, Nine continues to differentiate itself through superior service quality, wellsite execution and cutting-edge technology. Nine is headquartered in Houston, Texas with operating facilities in the Permian, Eagle Ford, Haynesville, SCOOP/STACK, Niobrara, Barnett, Bakken, Marcellus, Utica and Canada.

For more information on the Company, please visit Nine’s website at nineenergyservice.com.

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. Forward-looking statements also include statements that refer to or are based on projections, uncertain events or assumptions. The forward-looking statements included herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, the level of capital spending and well completions by the onshore oil and natural gas industry, which may be affected by geopolitical and economic developments in the U.S. and globally, including conflicts, instability, acts of war or terrorism in oil producing countries or regions, particularly Russia, the Middle East, South America and Africa, as well as actions by members of the Organization of the Petroleum Exporting Countries and other oil exporting nations, and which has been and may again be affected by the COVID-19 pandemic and related economic repercussions; general economic conditions and inflation, particularly, cost inflation with labor or materials; the adequacy of the Company’s capital resources and liquidity, including the ability to meet its debt obligations, which may including refinancing or restructuring its indebtedness by seeking additional sources of capital, selling assets, or a combination thereof; equipment and supply chain constraints; the Company’s ability to attract and retain key employees, technical personnel and other skilled and qualified workers; the Company’s ability to maintain existing prices or implement price increases on our products and services; pricing pressures, reduced sales, or reduced market share as a result of intense competition in the markets for the Company’s dissolvable plug products; conditions inherent in the oilfield services industry, such as equipment defects, liabilities arising from accidents or damage involving our fleet of trucks or other equipment, explosions and uncontrollable flows of gas or well fluids, and loss of well control; the Company’s ability to implement and commercialize new technologies, services and tools; the Company’s ability to grow its completion tool business; the Company’s ability to manage capital expenditures; the Company’s ability to accurately predict customer demand, including that of its international customers; the loss of, or interruption or delay in operations by, one or more significant customers, including certain of the Company’s customers outside of the United States; the loss of or interruption in operations of one or more key suppliers; the incurrence of significant costs and liabilities resulting from litigation; changes in laws or regulations regarding issues of health, safety and protection of the environment; and other factors described in the “Risk Factors” and “Business” sections of the Company’s most recently filed Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof, and, except as required by law, the Company undertakes no obligation to update those statements or to publicly announce the results of any revisions to any of those statements to reflect future events or developments.

Nine Energy Service Investor Contact:

Heather Schmidt

Vice President, Strategic Development, Investor Relations and Marketing

(281) 730-5113

investors@nineenergyservice.com

NINE ENERGY SERVICE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (LOSS)

(In Thousands, Except Share and Per Share Amounts)

(Unaudited)

	Three Months Ended		Year Ended December 31,
	December 31, 2022	September 30, 2022	2022	2021
Revenues	$166,669	$167,432	$593,382	$349,419
Cost and expenses
Cost of revenues (exclusive of depreciation and amortization shown separately below)	126,616	123,418	457,093	307,992
General and administrative expenses	13,887	13,475	51,653	45,301
Depreciation	7,176	6,593	26,784	28,905
Amortization of intangibles	2,895	2,896	13,463	16,116
Loss on revaluation of contingent liability	217	46	454	460
(Gain) loss on sale of property and equipment	(428)	1,242	367	660

Income (loss) from operations	16,306	19,762	43,568	(50,015)
Interest expense	8,151	8,125	32,486	32,527
Interest income	(134)	(134)	(305)	(26)
Gain on extinguishment of debt	—	(2,843)	(2,843)	(17,618)
Other income	(162)	(161)	(709)	(298)

Income (loss) before income taxes	8,451	14,775	14,939	(64,600)
Provision (benefit) for income taxes	467	489	546	(25)

Net income (loss)	$7,984	$14,286	$14,393	$(64,575)

Earnings (loss) per share
Basic	$0.26	$0.46	$0.47	$(2.13)
Diluted	$0.24	$0.45	$0.45	$(2.13)
Weighted average shares outstanding
Basic	31,287,694	31,100,712	30,930,890	30,302,925
Diluted	32,804,647	31,932,613	32,251,398	30,302,925

Other comprehensive income (loss), net of tax
Foreign currency translation adjustments, net of tax of $0 and $0	$98	$(225)	$(293)	$(34)

Total other comprehensive income (loss), net of tax	98	(225)	(293)	(34)

Total comprehensive income (loss)	$8,082	$14,061	$14,100	$(64,609)

NINE ENERGY SERVICE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

(Unaudited)

	At December 31,
	2022	2021
Assets
Current assets
Cash and cash equivalents	$17,445	$21,509
Accounts receivable, net	105,277	64,025
Income taxes receivable	741	1,393
Inventories, net	62,045	42,180
Prepaid expenses and other current assets	11,217	10,195

Total current assets	196,725	139,302
Property and equipment, net	89,717	86,958
Operating lease right-of-use assets, net	36,336	35,117
Finance lease right-of-use assets, net	547	1,445
Intangible assets, net	101,945	116,408
Other long-term assets	1,564	2,383

Total assets	$426,834	$381,613

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$42,211	$28,680
Accrued expenses	28,391	18,519
Current portion of long-term debt	2,267	2,093
Current portion of operating lease obligations	7,956	6,091
Current portion of finance lease obligations	178	1,070

Total current liabilities	81,003	56,453
Long-term liabilities
Long-term debt	338,031	332,314
Long-term operating lease obligations	29,370	30,435
Long-term finance lease obligations	—	65
Other long-term liabilities	1,937	1,613

Total liabilities	450,341	420,880

Stockholders’ equity (deficit)

Common stock (120,000,000 shares authorized at $.01 par value; 33,221,266 and 32,826,325 shares issued and outstanding at December 31, 2022 and December 31, 2021, respectively)	332	328
Additional paid-in capital	775,006	773,350
Accumulated other comprehensive loss	(4,828)	(4,535)
Accumulated deficit	(794,017)	(808,410)

Total stockholders’ equity (deficit)	(23,507)	(39,267)

Total liabilities and stockholders’ equity (deficit)	$426,834	$381,613

NINE ENERGY SERVICE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Year Ended December 31,
	2022	2021
Cash flows from operating activities
Net income (loss)	$14,393	$(64,575)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation	26,784	28,905
Amortization of intangibles	13,463	16,116
Amortization of deferred financing costs	2,545	2,602
Amortization of operating leases	8,670	8,020
Recovery of doubtful accounts	(166)	(229)
Provision for inventory obsolescence	2,966	4,831
Abandonment of in process research and development	1,000	—
Stock-based compensation expense	2,440	5,406
Gain on extinguishment of debt	(2,843)	(17,618)
Loss on sale of property and equipment	367	660
Loss on revaluation of contingent liability	454	460
Changes in operating assets and liabilities, net of effects from acquisitions
Accounts receivable, net	(41,114)	(22,540)
Inventories, net	(22,968)	(8,608)
Prepaid expenses and other current assets	(818)	3,350
Accounts payable and accrued expenses	19,476	12,447
Income taxes receivable/payable	655	—
Other assets and liabilities	(8,632)	(9,643)

Net cash provided by (used in) operating activities	16,672	(40,416)

Cash flows from investing activities
Proceeds from sales of property and equipment	2,959	3,492
Proceeds from property and equipment casualty losses	175	—
Purchases of property and equipment	(28,551)	(15,413)

Net cash used in investing activities	(25,417)	(11,921)

Cash flows from financing activities
Proceeds from ABL Credit Facility	24,000	15,000
Payments on ABL Credit Facility	(7,000)	—
Payments on Magnum Promissory Notes	(1,125)	(844)
Purchases of 2023 Notes	(10,081)	(8,355)
Proceeds from short-term debt	4,086	1,513
Payments of short-term debt	(2,787)	(545)
Payments on finance leases	(1,269)	(1,094)
Payments of contingent liability	(195)	(154)
Vesting of restricted stock and stock units	(780)	(473)

Net cash provided by financing activities	4,849	5,048

Impact of foreign currency exchange on cash	(168)	(66)

Net decrease in cash and cash equivalents	(4,064)	(47,355)
Cash and cash equivalents
Beginning of period	21,509	68,864

End of period	$17,445	$21,509

NINE ENERGY SERVICE, INC.

RECONCILIATION OF ADJUSTED EBITDA

(In Thousands)

(Unaudited)

	Three Months Ended		Year Ended December 31,
	December 31, 2022	September 30, 2022	2022	2021
EBITDA reconciliation:
Net income (loss)	$7,984	$14,286	$14,393	$(64,575)
Interest expense	8,151	8,125	32,486	32,527
Interest income	(134)	(134)	(305)	(26)
Depreciation	7,176	6,593	26,784	28,905
Amortization of intangibles	2,895	2,896	13,463	16,116
Provision (benefit) for income taxes	467	489	546	(25)

EBITDA	$26,539	$32,255	$87,367	$12,922
Gain on extinguishment of debt	—	(2,843)	(2,843)	(17,618)
Loss on revaluation of contingent liability (1)	217	46	454	460
Restructuring charges	1,574	729	3,393	1,588
Stock-based compensation and cash award expense	2,116	1,113	4,914	5,406
(Gain) loss on sale of property and equipment	(428)	1,242	367	660
Legal fees and settlements (2)	31	10	86	1,809

Adjusted EBITDA	$30,049	$32,552	$93,738	$5,227

(1)	Amounts relate to the revaluation of contingent liability associated with a 2018 acquisition.
(2)	Amounts represent fees and legal settlements associated with legal proceedings brought pursuant to the Fair Labor Standards Act and/or similar state laws.

NINE ENERGY SERVICE, INC.

RECONCILIATION OF ROIC CALCULATION

(In Thousands)

(Unaudited)

	Three Months Ended		Year Ended December 31,
	December 31, 2022	September 30, 2022	2022	2021
Net income (loss)	$7,984	$14,286	$14,393	$(64,575)
Add back:
Interest expense	8,151	8,125	32,486	32,527
Interest income	(134)	(134)	(305)	(26)
Restructuring charges	1,574	729	3,393	1,588
Gain on extinguishment of debt	—	(2,843)	(2,843)	(17,618)

After-tax net operating income (loss)	$17,575	$20,163	$47,124	$(48,104)

Total capital as of prior period-end:
Total stockholders’ equity (deficit)	$(32,085)	$(46,319)	$(39,267)	$20,409
Total debt	334,620	348,148	337,436	348,637
Less: cash and cash equivalents	(21,490)	(22,408)	(21,509)	(68,864)

Total capital as of prior period-end:	$281,045	$279,421	$276,660	$300,182

Total capital as of period-end:
Total stockholders’ deficit	$(23,507)	$(32,085)	$(23,507)	$(39,267)
Total debt	341,606	334,620	341,606	337,436
Less: cash and cash equivalents	(17,445)	(21,490)	(17,445)	(21,509)

Total capital as of period-end:	$300,654	$281,045	$300,654	$276,660

Average total capital	$290,850	$280,233	$288,657	$288,421

ROIC	24.2%	28.8%	16.3%	-16.7%

NINE ENERGY SERVICE, INC.

RECONCILIATION OF ADJUSTED GROSS PROFIT (LOSS)

(In Thousands)

(Unaudited)

	Three Months Ended		Year Ended December 31,
	December 31, 2022	September 30, 2022	2022	2021
Calculation of gross profit (loss)
Revenues	$166,669	$167,432	$593,382	$349,419
Cost of revenues (exclusive of depreciation and amortization shown separately below)	126,616	123,418	457,093	307,992
Depreciation (related to cost of revenues)	6,674	6,131	24,909	26,882
Amortization of intangibles	2,895	2,896	13,463	16,116

Gross profit (loss)	$30,484	$34,987	$97,917	$(1,571)

Adjusted gross profit reconciliation
Gross profit (loss)	$30,484	$34,987	$97,917	$(1,571)
Depreciation (related to cost of revenues)	6,674	6,131	24,909	26,882
Amortization of intangibles	2,895	2,896	13,463	16,116

Adjusted gross profit	$40,053	$44,014	$136,289	$41,427

A

Adjusted EBITDA is defined as net income (loss) before interest, taxes, and depreciation and amortization, further adjusted for (i) goodwill, intangible asset, and/or property and equipment impairment charges, (ii) transaction and integration costs related to acquisitions, (iii) loss or gain on revaluation of contingent liabilities, (iv) loss or gain on the extinguishment of debt, (v) loss or gain on the sale of subsidiaries, (vi) restructuring charges, (vii) stock-based compensation and cash award expense, (viii) loss or gain on sale of property and equipment, and (ix) other expenses or charges to exclude certain items which we believe are not reflective of ongoing performance of our business, such as legal expenses and settlement costs related to litigation outside the ordinary course of business. Management believes Adjusted EBITDA is useful because it allows us to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure and helps identify underlying trends in our operations that could otherwise be distorted by the effect of the impairments, acquisitions and dispositions and costs that are not reflective of the ongoing performance of our business.

B

Return on Invested Capital (“ROIC”) is defined as after-tax net operating profit (loss), divided by average total capital. We define after-tax net operating profit (loss) as net income (loss) plus (i) goodwill, intangible asset, and/or property and equipment impairment charges, (ii) transaction and integration costs related to acquisitions, (iii) interest expense (income), (iv) restructuring charges, (v) loss (gain) on the sale of subsidiaries, (vi) loss (gain) on extinguishment of debt, and (vii) the provision (benefit) for deferred income taxes. We define total capital as book value of equity (deficit) plus the book value of debt less balance sheet cash and cash equivalents. We compute the average of the current and prior period-end total capital for use in this analysis. Management believes ROIC provides useful information because it quantifies how well we generate operating income relative to the capital we have invested in our business and illustrates the profitability of a business or project taking into account the capital invested.

C

Free cash flow is defined as net cash provided by operating activities less (i) capital expenditures, (ii) payments on finance leases, (iii) debt issuance costs, (iv) payments of contingent liability, (v) payments on short-term debt, (vi) cash employment taxes related to vesting of restricted stock and stock units and (vii) the impact of foreign currency exchange on cash.

D

Adjusted Gross Profit (Loss) is defined as revenues less cost of revenues excluding depreciation and amortization. This measure differs from the GAAP definition of gross profit (loss) because we do not include the impact of depreciation and amortization, which represent non-cash expenses. Our management uses adjusted gross profit (loss) to evaluate operating performance. We prepare adjusted gross profit (loss) to eliminate the impact of depreciation and amortization because we do not consider depreciation and amortization indicative of our core operating performance.